                                                                     Exhibit 2.2

                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                                EASTERN DIVISION
___________________________________
                                   )
In re:                             )
                                   )
            AEROVOX, INC.,         )         Chapter 11
                                   )   Case No. 01-14680-JNF
               Debtor              )
___________________________________)

                    NOTICE OF PRIVATE SALE OF ASSETS FREE AND
        CLEAR OF LIENS, CLAIMS, ENCUMBRANCES, AND INTERESTS, DEADLINE FOR
            SUBMITTING OBJECTIONS AND COUNTEROFFERS, AND HEARING DATE
                          (PARALLAX POWER COMPONENTS)
                          ---------------------------

To Creditors and Parties in Interest:

     Notice is hereby given, pursuant to Sections 105, 363(b) and (f) and 365(a), (b) and (f) of the Bankruptcy Code, Fed. R. Bankr. P. 6004(c) and 6006(a) and MLBR 6004-1 and 6006-1 and the Order of the Court dated April 30, 2002 (the "Sale Procedures Order"), that, pursuant to the Motion by Debtor to Sell Assets by Private Sale, Free and Clear of Liens, Claims, Encumbrances, and Interests, and For Authority to Assume and Assign Certain Executory Contracts and Unexpired Leases (the "Sale Motion"), Aerovox, Inc., (the "Debtor") intends to sell to Parallax Power Components, LLC ("Purchaser") by private sale the Acquired Assets (as defined below).

     Pursuant to the Sale Motion, the Debtor hereby solicits counteroffers for the Acquired Assets.

     Pursuant to Section 363 of the Bankruptcy Code, the Acquired Assets will be sold free and clear of all liens, claims, encumbrances and interests, including without limitation all consensual liens and security interests and all liens or claims arising by operation of law. Any and all such liens, claims, encumbrances and interests shall attach to the proceeds of sale of the Acquired Assets to the same extent and priority as existed prior to the filing of the Debtor's bankruptcy proceeding. Nothing in this notice constitutes a waiver of the right to review and challenge the extent, priority or validity of any lien, claim, encumbrance or interest.

     The Debtor has requested that the Bankruptcy Court determine, at the Hearing (as defined below), that the successful bidder or bidders for the Acquired Assets be deemed to be a "good faith" purchaser providing to the Debtor consideration for the Acquired Assets that constitutes payment of "value" pursuant to Section 363(m) of the Bankruptcy Code (the "Section 363(m) Findings").

                                                                     Exhibit 2.2

       Description of Assets and Terms and Conditions of Sales of Assets1
       ------------------------------------------------------------------

                          1. Proposed Sale to Purchaser
                          -----------------------------

     The Debtor is seeking the authority to sell to Purchaser the following assets:

     (a) all tangible personal property used in connection with the development, manufacture, sale and distribution of film capacitors and electromagnetic interference filters and related products (the "Business"), including, without limitation, furnishings, furniture, office equipment and supplies, computer and telecommunication equipment, vehicles, rolling stock, tools, tooling and dies, machinery and equipment, but excluding realty fixtures;

     (b) all inventories of the Business, including without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies ("Inventory");

     (c) all intangible properties and rights used in connection with the Business, including all United States and foreign patents and patent applications, trade names [(including without limitation, the exclusive right to the names "Aerovox," "Aeromet", "Supermet" and "Blue Mike" and all simulations and variations thereof (except "CGE Aerovox"), subject only to the Debtor's right to grant a temporary license to certain third party purchasers of other assets of the Debtor and/or its subsidiaries], trademark and service mark registrations and applications, common law trademarks and copyright registrations, and all other intellectual property and rights, proprietary information, know-how, trade secrets, inventions, processes, formulas, specifications, technical data, engineering and production designs, mask work, computer discs and tapes, spreadsheets, plans, diagrams and schematics, and any unregistered intellectual property used in connection with the Business, and Debtor's proprietary computer programs and other software and firmware, including Debtor's data bases, websites, accounting and reporting formats, systems and procedures used in connection with the Business, together with the licenses with respect thereto and all common law rights and goodwill appurtenant thereto;

     (d) all rights under any of any contracts, agreements, leases and licenses to which the Debtor is a party that relate to the Business and constitute contracts or leases to be assumed and assigned (the "Assumed Contracts") as set forth in Schedule 2.3 to the APA;

     (e) all business licenses and permits of the Debtor used in connection with the Business, including, without limitation, those licenses and permits listed on Schedule 2.1(e) to the APA;

     (f) all books, records, files and papers, whether in hard copy or computer format, including, without limitation, plans and specifications, surveys, customer lists, credit

___________________
1         The description of the sale contained in this notice is not intended to be a substitute for the descriptions contained within the Asset Purchase Agreement ("APA") which contains important additional terms and conditions. In the case of any conflict between this Notice and the APA, the terms of the APA shall govern. Parties in interest may request copies of the APA from the undersigned. Parties who submit counteroffers will be subject to the terms of the APA.

                                                                     Exhibit 2.2

information, supplier lists, purchase and sale orders, cost and pricing information, employment and personnel records and files, sales and promotional materials and other operating data and information, wherever located, relating to the Acquired Assets and the Business;

     (g) all claims and rights of the Debtor against third parties under contracts, warranties and guaranties received from vendors, suppliers or manufacturers in respect of the Business and/or Acquired Assets; and

     (h) all goodwill appurtenant to the foregoing Acquired Assets, and the right to represent to third parties that Purchaser is the successor to the Business.

     The Acquired Assets do not include any items not specifically identified above and shall not include any of the following assets or properties (the "Excluded Assets"):

     (a) the assets owned by, and the issued and outstanding capital stock of, all subsidiaries of the Debtor, including but not limited to Aerovox de Mexico (the "Mexican Subsidiary") and BHC Aerovox, Ltd. (the "UK Subsidiary");

     (b) all real property, land, buildings, realty fixtures, improvements, leasehold interests owned, leased, operated and, or used by Debtor and/or its subsidiaries and Affiliates, including without limitation, the facilities located at, at 167 John Vertente Boulevard, New Bedford, Massachusetts (the "Vertente Facility"), (subject to the sublease identified below); and in Huntsville Alabama; Juarez, Mexico; Mexico City, Mexico; El Paso, Texas; Weymouth, United Kingdom, and the Debtor's prior facility located at 740 Belleville Avenue, New Bedford, Massachusetts, at which the Debtor has ceased business operations (the "Excluded Belleville Avenue Facility");

     (c) all assets owned by the Debtor which are at the facility of the Mexican Subsidiary and located in Mexico City, Mexico;

     (d) all assets owned by the Debtor which are not used in connection with the Business;

     (e) all accounts or notes receivable, cash and cash equivalents and prepaid expenses;

     (f) all intercompany accounts receivable or notes receivable, which obligations shall be deemed cancelled as of the closing date;

     (g) all contracts, agreements, leases or licenses of the Debtor relating to the Business which do not constitute Assumed Contracts hereunder;

     (h) all rights to or claims for refunds or rebates of taxes for any period ending on or prior to the closing date, and the benefit of net operating loss carryforwards, carrybacks or other credits of the Debtor relating to any such period;

                                                                     Exhibit 2.2

     (i) all causes of action, judgments, claims, or demands, rights of recovery or setoff of whatever nature and condemnation awards, including without limitation, bankruptcy claims and causes of action under Sections 544 through 551 of the Bankruptcy Code;

     (j) all insurance policies of the Debtor relating to the Business; and

     (k) all documents relating to the organization, maintenance and corporate existence of the Debtor, the Mexican Subsidiary and the UK Subsidiary.

     The purchase price for the sale and transfer of the Acquired Assets is $8,500,000.00 in cash (the "Purchase Price"), subject to adjustment for any change in the Inventory as set forth in the APA.

     The Closing of the sale under the APA is required to occur on or before June 18, 2002, unless extended until June 28, 2002 under the APA.

     At Closing, the Debtor and the Purchaser shall enter into a sublease or other arrangement granting to Purchaser the right to use and occupy the Vertente Facility for a term of one year. Purchaser shall pay a base rental amount based upon fair rental value as a triple net lease.

                             Bid and Sale Procedures
                             -----------------------

          IN ACCORDANCE WITH THE SALE MOTION, BIDS FOR THE ACQUIRED ASSETS ARE HEREBY SOLICITED. If you wish to bid on the Acquired Assets, you must comply with the ORDER ON MOTION BY DEBTOR FOR APPROVAL OF BIDDING PROCEDURES AND TERMINATION FEE PROVISIONS IN CONNECTION WITH MOTION BY DEBTOR TO SELL ACQUIRED ASSETS BY PRIVATE SALE, FREE AND CLEAR OF LIENS, CLAIMS, ENCUMBRANCES AND INTERESTS (the "Sale Procedures Order"), copies of which are available from Debtor's counsel. In summary, the Sale Procedures Order requires that any bids be accompanied by a cash deposit in the form of a wire transfer or certified check, payable to Hanify & King as counsel to Aerovox, Inc., in the respective amounts set forth herein, accompanied by a Qualified Bid (as defined below) in writing, to counsel for the Debtor, Harold B. Murphy, Esq., Hanify & King, Professional Corporation, One Federal Street, Boston, MA 02110, so that it is received on or before 4:00 p.m. on May 30, 2002 (the "Bid Deadline"). A copy of any such bid and related asset purchase agreement must also be filed by the Bid Deadline with the Clerk of the Bankruptcy Court at Clerk's Office, United States Bankruptcy Court, 1184 Thomas P. O'Neill Federal Building, 10 Causeway Street, Boston, MA 02222 (the "Clerk"); and must be served upon the following parties (the "Notice Parties"): (i) the Office of the United States Trustee, 1101 Thomas
P. O'Neill Federal Building, 10 Causeway Street, Boston, MA 02222-1074 (the "Trustee"); (ii) counsel to the Creditors Committee, John Monaghan, Holland & Knight, LLP, 10 St. James Avenue, Boston, MA (Creditors' Committee Counsel");
(iii) co-counsel to Parallax, Joshua Glickman, Esq., Shiboleth, Yisraeli, Roberts & Zisman, L.L.P. , Empire State Building, 350 Fifth Avenue, Suite 6001, New York, NY 10118-6098; and (iv) co-counsel to Parallax, Karen Ostad, Esq., Kelley Drye & Warren, 101 Park Avenue, New York, NY 10178.

                                                                     Exhibit 2.2

     A bid for the Acquired Assets will be considered and will constitute a "Qualified Bid" only if the bid satisfies the following requirements (the "Bid Requirements"):

     (a) be an offer to purchase the Acquired Assets for cash only, or such other consideration as the Debtor shall agree to;

     (b) not be contingent on obtaining financing or other conditions to Closing;

     (c) be received by the Bid Deadline and include the amount being offered for the Assets and expressly state that the offer of the party submitting the Bid (the "Bidder") is irrevocable until June 28, 2002;

     (d) whether by competing bid, offer, plan of reorganization or other arrangement, be made upon terms and provisions substantially similar to those set forth in the APA and in respect of the sale and purchase of substantially all of the Assets and for an aggregate purchase price in a net aggregate amount of not less than four (4%) percent in excess of the Purchase Price;

     (e) be accompanied by a deposit to counsel to the Debtor, by wire or certified check, in an amount equal to four percent (4%) of the total amount of the purchase price relating to such bid at the time of submission thereof.

     Bids shall be made by open auction. Any incremental bid made subsequent to the initial overbid shall be at least $50,000 greater than the most recent bid.

     All Bids are subject to approval by the Bankruptcy Court. Only Bidders that have submitted a Qualified Bid shall be eligible to participate in the Sale Hearing. To have a Qualified Bid eligible to participate in the Sale Hearing, a Bidder shall: (a) include each of the Bid Requirements; and (b) be prepared to demonstrate to the Debtor its ability to consummate the purchase of any such asset and fulfill its obligations.

     In the event the party who submits the highest and best bid for the Assets fails to close on the sale through no fault of the Debtor, the Deposit submitted by such party shall be forfeited to the Debtor. To the extent that a party submitting the highest and best offer fails to close on the sale of the Assets, the Debtor may sell the Acquired Assets to the party submitting the second highest or best offer without further Court approval.

                   Additional Deadlines and Sale Hearing Date
                   ------------------------------------------

     ANY OBJECTIONS to the Sale Motion, including any objection to the Section 363(m) Findings, must be stated in writing and filed with the Clerk, on or before 4:00 p.m. on May 30, 2002 ("Objection Deadline"). A copy of any objection must be served upon the counsel to the Debtor so as actually to be received by 4:00 p.m. on the Objection Deadline. A copy of any such objection must also be served by the Objection Deadline on the Notice Parties. Any objection must state with particularity the grounds for the objection and why the sale of the

                                                                     Exhibit 2.2

Acquired Assets should not be authorized. Any objection to the Sale Motion shall be governed by Fed. R. Bankr. P. 9014. Absent a timely objection, the Bankruptcy Court may enter an Order binding upon all parties approving the sale of the Acquired Assets.

     A HEARING on the Sale Motion ("Hearing"), any objections thereto, and any bids to purchase the Acquired Assets is scheduled to take place on June 4, 2002 before Bankruptcy Judge Joan N. Feeney, United States Bankruptcy Court, Eleventh Floor, Thomas P. O'Neill Federal Building, 10 Causeway Street, Boston, Massachusetts 02222. Any party that files an objection or a bid or bids for the Acquired Assets is expected to be present at the Hearing, failing which the objection shall be overruled or the bid stricken. If more than one bid is submitted for all or any portion of the Acquired Assets, then further bidding among the parties will be permitted by open bidding. If no objection to the Sale Motion is timely filed, the Bankruptcy Court, in its discretion, may approve the Sale Motion and the sale of the Acquired Assets to the party or parties submitting the highest and best bids.

     Any questions concerning the Sale Motion should be addressed to the undersigned counsel to the Debtor. The Sale Motion and the Sale Procedures Order are on file at the Clerk's Office of the United States Bankruptcy Court, Thomas
P. O'Neill Federal Building, 11th Floor, 10 Causeway Street, Boston, Massachusetts 02222 and are available for inspection during regular business hours; copies may also be obtained, upon request, from the undersigned counsel to the Debtor.

     For further information respecting the proposed sale, please contact counsel to the Debtor.

                                                Respectfully submitted,

                                        AEROVOX, INC.,
                                        By its counsel,

                                        BY /S/ HAROLD B. MURPHY (BBO #362610)
                                        -------------------------------------
                                        BY /S/ ANDREW G. LIZOTTE (BBO #559609)
                                        --------------------------------------
                                        HANIFY & KING, P.C.
                                        One Federal Street
                                        Boston, MA  02110
                                        (617) 423-0400
                                        Fax: (617) 556-8985

Dated: April 30, 2002